Exhibit 21

SUBSIDIARIES OF REGISTRANT

COMPANY	JURISDICTION / STATE OF INCORPORATION
Team, Inc.	Texas
Team, Inc.	Delaware
TISI Pipelines Inc.	Delaware
TQ Acquisition, Inc. (95%)	Texas
Quest Integrity Group, LLC	Delaware
Quest Integrity CAN Ltd.	Canada
Quest Integrity NZL Limited	New Zealand
Quest Integrity AUS Pty Limited	Australia
Quest Integrity NLD B.V.	Netherlands
Quest Integrity EU Holdings B.V.	Netherlands
Quest Integrity USA, LLC	Texas
Team Industrial Services, Inc.	Texas
Team Peak Alaska, LLC (50%)	Delaware
Team Industrial Services International, Inc.	Delaware
TISI Acquisition Inc.	Canada
TISI Canada Inc.	Canada
Global Heat U.K. Ltd.	United Kingdom
TISI VI, LLC	USVI
Team Industrial Services Aruba VBA	Aruba
Team Industrial Services Asia (PTE) Ltd.	Singapore
Team Industrial Services Trinidad, Ltd.	Trinidad, West Indies
T.I.S.I. Trinidad Limited	Trinidad, West Indies
Team Industrial Services, C.A.	Venezuela
Team Industrial Services Columbia SAS	Columbia
Team Industrial Services Europe B.V.	The Netherlands
Leak Repairs Specam B.V.	The Netherlands
Teaminc. Europe B.V.	The Netherlands
Leak Repairs Specam BVBA.	Belgium
Team Industrial Services (UK) Limited	United Kingdom